EXHIBIT 99.1

Varonis Announces Fourth Quarter and Full Year 2015 Financial Results

Fourth quarter total revenues of $43.8 million, up 30% year-over-year

Full year total revenues of $127.2 million, up 26% year-over-year

NEW YORK, Feb. 11, 2016 (GLOBE NEWSWIRE) -- Varonis Systems, Inc. (Nasdaq:VRNS), a leading provider of software solutions that protect data from insider threats and cyberattacks, today announced results for the fourth quarter and full year ended December 31, 2015.

Yaki Faitelson, Varonis CEO, said, “We are pleased with our strong finish to 2015. It has become clear that companies across the globe can no longer tolerate the risks of not protecting data from the inside out. As a result, we are increasingly gaining the attention of decision makers higher up in organizations, and our programs are critical components of well thought out, well-funded security spending initiatives.  As we look to 2016, the demand environment is positive, and we are well positioned to capitalize on the opportunity."

Financial Highlights for the Fourth Quarter Ended December 31, 2015

Revenues:

  Total revenues were $43.8 million, up 30% and 34% on a constant currency basis compared with the fourth quarter of 2014.
  License revenues were $28.2 million, up 30% compared with the fourth quarter of 2014.
  Maintenance and services revenues were $15.6 million, up 30% compared with the year-ago period.

Operating Income:

  GAAP operating income was $3.6 million for the quarter, compared to $0.3 million in the fourth quarter of 2014.
  Non-GAAP operating income was $5.6 million for the quarter, compared to $2.1 million in the fourth quarter of 2014.

Net Income (Loss):

  GAAP net income was $2.6 million, compared to GAAP net loss of ($0.3) million in the fourth quarter of 2014.
  GAAP net income per diluted share was $0.09, compared to GAAP net loss per diluted share of ($0.01) in the fourth quarter of 2014, based on 27.8 million and 24.6 million shares outstanding, respectively.
  Non-GAAP net income was $4.7 million, compared to $1.5 million in the fourth quarter of 2014.
  Non-GAAP net income per diluted share was $0.17, compared to $0.06 in the fourth quarter of 2014, based on 27.8 million and 27.2 million diluted shares outstanding, respectively.
  GAAP and Non-GAAP net income (loss) for the fourth quarter of 2015 and 2014 included financial expense of ($0.8) million primarily due to foreign exchange losses.

Financial Highlights for the Full Year Ended December 31, 2015

Revenues:

  Total revenues were $127.2 million, up 26% and 29% on a constant currency basis compared with 2014.
  License revenues were $71.3 million, up 22% compared with 2014.
  Maintenance and services revenues were $55.9 million, up 30% compared with 2014.

Operating Loss:

  GAAP operating loss was ($19.1) million, compared to ($17.3) million in 2014.
  Non-GAAP operating loss was ($11.0) million, compared to ($12.6) million in 2014.

Net Loss:

  GAAP net loss was ($21.3) million, compared to GAAP net loss of ($19.4) million in 2014.
  GAAP net loss per share was ($0.84), compared to GAAP net loss per share of ($0.91) in 2014, based on 25.2 million and 21.2 million basic shares outstanding, respectively.
  Non-GAAP net loss was ($13.2) million, compared to ($14.7) million in 2014.
  Non-GAAP net loss per share was ($0.52), compared to ($0.60) in 2014, based on 25.2 million and 24.5 million basic shares outstanding, respectively.
  The GAAP and Non-GAAP net loss for 2015 included financial expense of ($1.5) million primarily due to foreign exchange losses compared to financial expense of ($1.7) million in 2014.

The tables at the end of this press release include a reconciliation of GAAP to non-GAAP income (loss) from operations and net income (loss) for the three months and year ended December 31, 2015 and 2014. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Balance Sheet and Cash Flow:

  As of December 31, 2015, the Company had $106.3 million in cash and cash equivalents and short-term deposits.
  During the year ended December 31, 2015, the Company used ($2.7) million in cash for operations compared to ($7.1) million used for the full year 2014.

Recent Business Highlights

  For the fourth quarter of 2015, total revenues in the United States increased 36% over the prior-year period to $24.4 million, total revenues from EMEA increased 32% over the prior-year period to $16.8 million, and total revenues from Rest of World were $2.6 million compared to $3.1 million in the prior-year period.
  Generated 64% of license and first year maintenance revenues from new customers and 36% from existing customers in the fourth quarter of 2015 and 2014. Generated 63% of license and first year maintenance revenues from new customers and 37% from existing customers in the full year 2015, compared to 64% and 36%, respectively, in the full year 2014.
  Added 377 new customers during the fourth quarter of 2015 and ended the year with approximately 4,350 customers in more than 65 countries.
  As of December 31st, 2015, 45% of customers had purchased more than one product family, up from 42% as of December 31st, 2014.
  Recognized as one of the 500 fastest-growing technology, media, telecommunications, life sciences and energy tech companies in North America on Deloitte’s Technology Fast 500™ list.
  Announced that Eric Mann has joined Varonis as its Chief Operating Officer.  In this newly created role, Mann reports directly to Chief Executive Officer Yaki Faitelson and leads Varonis' field operations and customer success programs.

Financial Outlook

For the first quarter of 2016, Varonis expects revenues in the range of $28.3 million to $28.8 million, representing 23% to 25% year-over-year growth. The Company anticipates first quarter 2016 non-GAAP operating loss in the range of ($10.0) million to ($9.6) million and non-GAAP earnings per basic share in the range of ($0.39) to ($0.38), based on a tax provision of $100 thousand to $300 thousand and 26.1 million basic shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

For the full year 2016, Varonis expects revenues in the range of $153.5 million to $156.5 million, representing 21% to 23% year-over-year growth. The Company anticipates full year 2016 non-GAAP operating loss of ($12.0) million to ($10.0) million, and non-GAAP loss per basic share in the range of ($0.49) to ($0.42), based on a tax provision of $800 thousand to $1.1 million and 26.2 million basic shares outstanding. Expectations of non-GAAP loss from operations and non-GAAP loss per basic share exclude stock-based compensation expense and payroll tax expense related to stock-based compensation.

Conference Call and Webcast

Varonis will host a conference call today, February 11, 2016, at 5:00 p.m., Eastern time, to discuss the Company’s fourth quarter and full year 2015 financial results, current financial guidance and other corporate developments.  To access this call, dial 888-468-2440 (domestic) or 719-325-2281 (international).  The passcode is 9284291. A replay of this conference call will be available through February 18, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 9284291.  A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s website (www.varonis.com), and a replay will be archived on the website as well.

Non-GAAP Financial Measures

Varonis believes that the use of non-GAAP operating income (loss) and non-GAAP net income (loss) is helpful to our investors. These measures, which the Company refers to as our non-GAAP financial measures, are not prepared in accordance with GAAP.

For the three months and year ended December 31, 2015 and 2014, non-GAAP operating income (loss) is calculated as operating income excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

For the three months and year ended December 31, 2015 and 2014, non-GAAP net income (loss) is calculated as net loss excluding (i) stock-based compensation expense and (ii) payroll tax expense related to stock-based compensation.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash expense, the Company believes that providing non-GAAP financial measures that exclude stock-based compensation expense allow for more meaningful comparisons between our operating results from period to period. In addition, the Company excludes payroll tax expense related to stock-based compensation expense because, without excluding these tax expenses, investors would not see the full effect that excluding stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which factors may vary from period to period independent of the operating performance of our business. Similar to stock-based compensation expense, the Company believes that excluding this payroll tax expense provides investors and management with greater visibility to the underlying performance of our business operations and facilitates comparison with other periods as well as the results of other companies.

Each of our non-GAAP financial measures is an important tool for financial and operational decision making and for evaluating our own operating results over different periods of time. The non-GAAP financial data are not measures of our financial performance under U.S. GAAP and should not be considered as alternatives to operating income (loss) or net income (loss) or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on our reported financial results. Further, stock-based compensation expense and payroll tax expense related to stock-based compensation have been, and will continue to be for the foreseeable future, significant recurring expenses in our business and an important part of the compensation provided to our employees. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Varonis urges investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measures to evaluate our business.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including regarding the Company’s growth rate and its expectations regarding future revenues, operating income or loss or earnings or loss per share. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Varonis’ addressable market; competitive factors, including increased sales cycle time, changes in the competitive environment, pricing changes and increased competition; the risk that Varonis may not be able to attract or retain employees, including engineers and sales personnel; Varonis’ ability to build and expand its direct sales efforts and reseller distribution channels; general economic and industry conditions, including expenditure trends for data governance and data security software; risks associated with the closing of large transactions, including Varonis’ ability to close large transactions consistently on a quarterly basis; new product introductions and Varonis’ ability to develop and deliver innovative products; risks associated with international operations; and Varonis’ ability to provide high-quality service and support offerings. These and other important risk factors are described more fully in Varonis’ reports and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof, and Varonis undertakes no duty to update or revise this information, whether as a result of new information, new developments or otherwise, except as required by law.

To find out more about Varonis, visit www.varonis.com.

About Varonis

Varonis is a leading provider of software solutions that protect data from insider threats and cyberattacks. Through an innovative software platform, Varonis allows organizations to analyze, secure, manage, and migrate their volumes of unstructured data. Varonis specializes in file and email systems that store valuable spreadsheets, word processing documents, presentations, audio and video files, emails, and text. This rapidly growing data often contains an enterprise’s financial information, product plans, strategic initiatives, intellectual property, and confidential employee, customer or patient records. IT and business personnel deploy Varonis software for a variety of use cases, including data security, governance and compliance, user behavior analytics, archiving, search, and file synchronization and sharing. With offices and partners worldwide, Varonis had approximately 4,350 customers as of December 31, 2015, spanning leading firms in financial services, healthcare, public, industrial, insurance, energy and utilities, media and entertainment, consumer and retail, technology and education sectors.

Varonis Systems, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	Unaudited		Unaudited
Revenues:
Licenses	$28,242	$21,706	$71,273	$58,420
Maintenance and services	15,595	12,008	55,937	42,928
Total revenues	43,837	33,714	127,210	101,348

Cost of revenues	3,279	2,788	12,019	9,911

Gross profit	40,558	30,926	115,191	91,437

Operating costs and expenses:
Research and development	8,175	7,499	31,792	28,086
Sales and marketing	24,295	19,619	86,367	68,787
General and administrative	4,530	3,512	16,106	11,872
Total operating expenses	37,000	30,630	134,265	108,745

Operating income (loss)	3,558	296	(19,074)	(17,308)

Financial expenses, net	(780)	(806)	(1,523)	(1,714)

Income (loss) before income taxes	2,778	(510)	(20,597)	(19,022)

Benefit (provision) for income taxes	(144)	179	(686)	(376)

Net income (loss)	$2,634	$(331)	$(21,283)	$(19,398)

Net income (loss) per share of common stock
Basic	$0.10	$(0.01)	$(0.84)	$(0.91)
Diluted	$0.09	$(0.01)	$(0.84)	$(0.91)

Weighted average number of shares used in computing net income (loss) per share of common stock
Basic	25,791,889	24,618,432	25,198,546	21,242,313
Diluted	27,765,847	24,618,432	25,198,546	21,242,313

Stock-based compensation expense for the three months and the year ended December 31, 2015 and 2014 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	Unaudited	Unaudited	Unaudited

Cost of revenues	$119	$72	$419	$192
Research and development	419	407	1,954	1,198
Sales and marketing	846	1,004	3,041	2,478
General and administrative	706	343	2,380	796
	$2,090	$1,826	$7,794	$4,664

Varonis Systems, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2015	2014
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$49,241	$76,593
Short-term deposits	57,103	35,102
Trade receivables, net	47,436	37,869
Prepaid expenses and other current assets	2,622	2,962
Total current assets	156,402	152,526

Long-term assets:
Other assets	477	332
Property and equipment, net	8,265	3,989
Total long-term assets	8,742	4,321

Total assets	$165,144	$156,847

Liabilities and stockholders' equity
Current liabilities:
Trade payables	$2,612	$2,703
Accrued expenses and other liabilities	23,029	16,754
Deferred revenues	45,675	33,753
Total current liabilities	71,316	53,210

Long-term liabilities:
Deferred revenues	3,096	3,464
Severance pay	1,528	1,449
Other liabilities	5,617	3,698
Total long-term liabilities	10,241	8,611

Stockholders' equity:
Common stock	26	25
Accumulated other comprehensive loss	(331)	(326)
Additional paid-in capital	172,326	162,478
Accumulated deficit	(88,434)	(67,151)
Total stockholders' equity	83,587	95,026
Total liabilities and stockholders' equity	$165,144	$156,847

Varonis Systems, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2015	2014
	Unaudited
Cash flows from operating activities:
Net loss	$(21,283)	$(19,398)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,615	1,285
Stock-based compensation	7,794	4,664
Amortization of deferred charges related to loan	-	187
Capital gain from disposal of fixed assets	(4)	(10)
Changes in assets and liabilities:
Trade receivables	(9,567)	(9,601)
Prepaid expenses and other current assets	796	19
Trade payables	(91)	540
Accrued expenses and other liabilities	6,270	5,541
Severance pay, net	79	348
Deferred revenues	11,554	8,517
Other long term liabilities	108	798
Net cash used in operating activities	(2,729)	(7,110)

Cash flows from investing activities:
Increase in short-term deposits	(22,001)	(30,758)
Decrease in long-term deposits	11	39
Decrease (Increase) in restricted cash	(156)	230
Proceeds from sale of property and equipment	4	-
Purchase of property and equipment	(4,536)	(2,333)
Net cash used in investing activities	(26,678)	(32,822)

Cash flows from financing activities:
Exercise of employee stock options	2,055	382
Payment of deferred equity offering costs	-	(1,937)
Net proceeds from initial public offering	-	108,447
Net cash provided by financing activities	2,055	106,892

Increase (decrease) in cash and cash equivalents	(27,352)	66,960
Cash and cash equivalents at beginning of period	76,593	9,633
Cash and cash equivalents at end of period	$49,241	$76,593

Varonis Systems, Inc.
Reconciliation of GAAP Measures to non-GAAP
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	Unaudited		Unaudited
Reconciliation to non-GAAP income (loss) from operations:

GAAP operating income (loss)	$3,558	$296	$(19,074)	$(17,308)

Add back:
Stock-based compensation expense	2,090	1,826	7,794	4,664
Payroll tax expenses related to stock-based compensation	-	-	320	-

Non-GAAP operating income (loss)	$5,648	$2,122	$(10,960)	$(12,644)

Reconciliation to non-GAAP net income (loss):

GAAP net income (loss)	$2,634	$(331)	$(21,283)	$(19,398)

Add back:
Stock-based compensation expense	2,090	1,826	7,794	4,664
Payroll tax expenses related to stock-based compensation	-	-	320	-

Non-GAAP net income (loss)	$4,724	$1,495	$(13,169)	$(14,734)

Non-GAAP net income (loss) per common share - basic	$0.18	$0.06	$(0.52)	$(0.60)
Non-GAAP net income (loss) per common share - diluted	$0.17	$0.06	$(0.52)	$(0.60)
GAAP net income (loss) per common share - basic	$0.10	$(0.01)	$(0.84)	$(0.91)
GAAP net income (loss) per common share - diluted	$0.09	$(0.01)	$(0.84)	$(0.91)

Non-GAAP weighted average number of common shares outstanding - basic	25,791,889	24,618,432	25,198,546	24,490,086
Non-GAAP weighted average number of common shares outstanding - diluted	27,765,847	27,178,143	25,198,546	24,490,086
GAAP weighted average number of common shares outstanding - basic	25,791,889	24,618,432	25,198,546	21,242,313
GAAP weighted average number of common shares outstanding - diluted	27,765,847	24,618,432	25,198,546	21,242,313

Investor Relations Contact:
Staci Mortenson
ICR
646-706-7516
Email: investors@varonis.com

News Media Contacts:
Mark Fredrickson
CTP
617-412-4000 x274
or 978-314-6739
Email: mfredrickson@ctpboston.com